Exhibit 23(c)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Amendment No. 1 to Form S-4 and related Prospectus of Huntington Bancshares Incorporated for the registration of 26,515,404 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 2004, except for Note 3 as to which is dated January 27, 2004, with respect to the consolidated financial statements of Huntington Bancshares Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

April 8, 2004